                                                Filed Pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-112367

         Prospectus Supplement to the Prospectus dated February 6, 2004 and the Prospectus Supplement dated February 6, 2004 -- No. 404

(GOLDMAN SACHS LOGO)
                         THE GOLDMAN SACHS GROUP, INC.
                          Medium-Term Notes, Series B

                             ----------------------

                                   $2,500,000

                    Index-Linked Notes due December 11, 2009
                         (Linked to the TOPIX(R) Index)

                             ----------------------

    The amount that you will be paid on your note on the stated maturity date, December 11, 2009 (unless extended due to market disruption or non-business days), is determined with reference to the performance of the TOPIX(R) Index during the period from the trade date (June 10, 2004) to the determination date (described below).
    - If the TOPIX(R) Index increases, then you will be paid the face amount of your note plus the supplemental payment amount. The supplemental payment amount will equal the face amount of your note multiplied by the percentage increase in the TOPIX(R) Index multiplied by the participation rate. The participation rate will be 1.55.
    - If the TOPIX(R) Index is unchanged or declines by not more than 30%, then you will be paid the face amount of your note.
    - If the TOPIX(R) Index declines by more than 30%, then you will lose an amount equal to the face amount of your note times 1.42857 multiplied by the percentage decline in the TOPIX(R) Index in excess of 30%. THEREFORE, TO THE EXTENT THAT THE TOPIX(R) INDEX DECLINES BY MORE THAN 30%, THE RATE OF DECLINE IN THE AMOUNT YOU WILL BE PAID ON YOUR NOTE ON THE STATED MATURITY DATE WILL EXCEED THE RATE OF DECLINE IN THE TOPIX(R) INDEX.

    DEPENDING ON THE PERFORMANCE OF THE TOPIX(R) INDEX YOU COULD LOSE ALL OR A SUBSTANTIAL PORTION OF YOUR ENTIRE INVESTMENT IN YOUR NOTE. IN ADDITION, REGARDLESS OF WHETHER THE TOPIX(R) INDEX INCREASES OR DECREASES, WE WILL NOT PAY INTEREST ON THE NOTES.
    We will determine the amount to be paid to you on your note by first calculating the percentage increase or decrease, if any, in the TOPIX(R) Index from the initial index level of 1,124.97 to the final index level (the closing level on the determination date, which will be the fifth business day prior to the stated maturity date, unless extended due to market disruption). We will then calculate the amount, if any, which you will be paid for each $1,000 face amount of your note on the stated maturity date as follows:
    - If the final index level is greater than the initial index level, we will pay the face amount of your note plus the supplemental payment amount. The supplemental payment amount will equal the face amount of your note multiplied by the percentage increase in the TOPIX(R) Index multiplied by the participation rate of 1.55.
    - If the final index level is equal to or less than the initial index level, but has not declined by more than 30% from the initial index level, we will pay you the face amount of your note.
    - If the final index level has declined from the initial index level by more than 30%, i.e., if the final index level is less than 70% of the initial index level, we will pay you the face amount of your note multiplied by
      1.42857 multiplied by the result of the final index level divided by the initial index level.
        - For example, if the final index level falls to 50% of the initial index level, the amount we will pay you on the stated maturity date for each $1,000 face amount of your note will be $714.29, calculated as follows: the face amount of your note multiplied by an amount equal to 1.42857 times 50%. If the final index level falls an additional 10% (so that it is 40% of the initial index level), the amount we will pay you on the stated maturity date ($571.43) will be 14.2857% lower than the amount we would have paid had the final index level been 50% of the initial index level.
    Because we have provided only a brief summary of the terms of your note above, you should read the detailed description of the terms of the notes found in "Summary Information" on page S-2 and "Specific Terms of Your Note" on page S-15.

    YOUR INVESTMENT IN THE NOTES INVOLVES CERTAIN RISKS. IN PARTICULAR, ASSUMING NO CHANGES IN MARKET CONDITIONS OR OTHER RELEVANT FACTORS, THE VALUE OF YOUR NOTE ON THE DATE OF THIS PROSPECTUS SUPPLEMENT (AS DETERMINED BY REFERENCE TO PRICING MODELS USED BY GOLDMAN, SACHS & CO.) IS SIGNIFICANTLY LESS THAN THE ORIGINAL ISSUE PRICE. WE ENCOURAGE YOU TO READ "ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTE" ON PAGE S-8 SO THAT YOU MAY BETTER UNDERSTAND THOSE RISKS.

ORIGINAL ISSUE DATE (SETTLEMENT DATE):  June 17, 2004

ORIGINAL ISSUE PRICE:  100% of the face amount

UNDERWRITING DISCOUNT:  0.35% of the face amount

NET PROCEEDS TO THE GOLDMAN SACHS GROUP, INC.:  99.65% of the face amount

                             ----------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

    Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.

    TOPIX(R) is a registered trademark of the Tokyo Stock Exchange, Inc. (TSE). The notes are not sponsored, endorsed, or promoted by TSE, and TSE makes no representation regarding the advisability of investing in the notes.

                              GOLDMAN, SACHS & CO.

                             ----------------------

                   Prospectus Supplement dated June 10, 2004.

                              SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the "offered notes" or the "notes". Each of the offered notes, including your note, has the terms described below and under "Specific Terms of Your Note" on page S-15. Please note that in this prospectus supplement, references to "The Goldman Sachs Group, Inc.", "we", "our" and "us" mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the "accompanying prospectus" mean the accompanying Prospectus, dated February 6, 2004, as supplemented by the accompanying Prospectus Supplement, dated February 6, 2004, of The Goldman Sachs Group, Inc.

                                   KEY TERMS

ISSUER:  The Goldman Sachs Group, Inc.

INDEX: TOPIX Index, as published by the TSE Market Information System (Bloomberg: "TPX")

FACE AMOUNT: each note will have a face amount equal to $1,000; $2,500,000 in the aggregate for all the offered notes

PAYMENT AMOUNT: on the stated maturity date, we will pay the holder of each note an amount, if any, in cash equal to:

- if the index return is greater than 0%, the outstanding face amount of the note plus the supplemental payment amount. The supplemental payment amount will equal the outstanding face amount of the note multiplied by the index return multiplied by the participation rate of 1.55

- if the index return is equal to or less than 0% but equal to or greater than -30%, the outstanding face amount of the note

- if the index return is less than -30%, the outstanding face amount of the note multiplied by 1.42857 multiplied by the result of the final index level divided by the initial index level. For example, if the final index level falls to 50% of the initial index level, the amount we will pay you on the stated maturity date for each $1,000 face amount of your note will be $714.29, calculated as follows: the face amount of your note multiplied by a number equal to 1.42857 times 50%; if the final index level falls an additional 10% (so that it is 40% of the initial index level), the amount we will pay you on the stated maturity date ($571.43) will be 14.2857% lower than the amount we would have paid had the final index level been 50% of the initial index level

TRADE DATE:  June 10, 2004

INITIAL INDEX LEVEL:  1,124.97

FINAL INDEX LEVEL: the closing level of the TOPIX Index on the determination date, except in the limited circumstances described under "Specific Terms of Your Note -- Consequences of a Market Disruption Event" on page S-17 and subject to adjustment as provided under "Specific Terms of Your Note -- Discontinuance or Modification of the Index" on page S-17

INDEX RETURN: the result of (1) the final index level minus the initial index level divided by (2) the initial index level, expressed as a percentage

PARTICIPATION RATE:  1.55

STATED MATURITY DATE: December 11, 2009 unless extended for up to six business days

DETERMINATION DATE: the fifth business day prior to December 11, 2009, unless extended for up to five business days

NO INTEREST: the offered notes will not bear interest prior to the stated maturity date

NO LISTING: the offered notes will not be listed on any securities exchange or interdealer market quotation system

CALCULATION AGENT:  Goldman, Sachs & Co.

BUSINESS DAY:  as described on page S-18

                                      Q&A

                             HOW DO THE NOTES WORK?

      The notes offered by this prospectus supplement will have a stated maturity date approximately five years and six months after the original issue date (unless extended due to market disruption or non-business days). The amount that you will be paid on your note on the stated maturity date is determined with reference to the performance of the TOPIX Index during the period from the trade date to the determination date. If the TOPIX Index increases, then the amount you will be paid will be linked to the amount of the increase in the TOPIX Index multiplied by the participation rate of 1.55. If the TOPIX Index is unchanged or declines by not more than 30%, then you will be paid the face amount of your note. If the TOPIX Index declines by more than 30%, then you will lose the face amount of your note multiplied by 1.42857 multiplied by the percentage decline in the TOPIX Index in excess of 30%. The notes do not bear interest and no other payments will be made on your note before the stated maturity date. You may lose all or a significant amount of your initial investment. See "Additional Risk Factors Specific to Your Note" on page S-8.

      As discussed in the accompanying prospectus, the notes are indexed debt securities and are part of a series of debt securities entitled "Medium-Term Notes, Series B" issued by The Goldman Sachs Group, Inc. The notes will rank equally with all other unsecured and unsubordinated debt of The Goldman Sachs Group, Inc. For more details, see "Specific Terms of Your Note" on page S-15.

         WHO SHOULD OR SHOULD NOT CONSIDER AN INVESTMENT IN THE NOTES?

      We have designed the notes for investors who want to participate in the potential increase in the TOPIX Index while protecting their entire investment against a decline of up to 30% in the TOPIX Index level from the initial index level. Because the entire principal amount of your notes will be fully exposed to any potential depreciation beyond 30% of the TOPIX Index level over the term of the notes, you should only consider purchasing the notes if you are willing to accept the risk of loss of the entire principal amount of your note. To the extent that the TOPIX Index declines by more than 30%, the rate of decline in the amount you will be paid on your note on the stated maturity date will exceed the rate of decline in the TOPIX Index.

      In addition, if the amount payable on your note on the stated maturity date is the face amount or even if the amount payable exceeds the face amount of your note, the overall return you earn on your note may be less than you would have earned by investing in a non-indexed debt security that bears interest at a prevailing market rate. The notes may therefore not be a suitable investment for you if you prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings. For more details, see "Additional Risk Factors Specific to Your Note -- Your Note Does Not Bear Interest" on page S-8.

                       WHAT WILL I RECEIVE AT THE STATED
                             MATURITY OF THE NOTES?

      The payment amount, if any, for each offered note outstanding on the stated maturity date will be an amount in cash equal to:

- if the index return is greater than 0%, the outstanding face amount of the note plus the supplemental payment amount. The supplemental payment amount will equal the outstanding face amount of the note multiplied by the index return multiplied by the participation rate of 1.55.

- if the index return is equal to or less than 0% but equal to or greater than -30%, the outstanding face amount of the note.

- if the index return is less than -30%, the outstanding face amount of the note multiplied by 1.42857 multiplied by the result of the final index level divided by the initial index level. For example, if the final index level falls to 50% of the initial index level, the amount we will pay you on the stated maturity date for each $1,000 face amount of your note will be $714.29, calculated as follows: the face amount of your note multiplied by a number equal to 1.42857 times 50%. If the final index level falls an additional 10% (so that it is 40% of the initial index level), the amount we will pay you on the stated maturity date ($571.43) will be 14.2857% lower than the amount we would have paid had the final index level been 50% of the initial index level. If the index return is less than -30%, the payment on your note on the stated maturity date will be less than the face amount of your note and may even be reduced to zero.

      The index return is calculated by subtracting the initial index level from the final index level and by dividing the result by the initial index level, with the result expressed as a percentage.

      The calculation agent will determine the final index level, which will be the closing level of the index on the determination date as calculated and published by the index sponsor.

                     WHAT WILL I RECEIVE IF I SELL THE NOTE
                         PRIOR TO THE STATED MATURITY?

      If you sell your note prior to the stated maturity date, you will receive the market price for your note. The market price for your note may be influenced by many factors, such as interest rates and the volatility of the index. Depending on the impact of these factors, you may receive significantly less than the face amount of your note in any sale of your note before the stated maturity date. In addition, assuming no changes in market conditions or any other relevant factors, the value of your note on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the original issue price. For more information on the value of your note in the secondary market, see "Additional Risk Factors Specific to Your Note -- Assuming No Changes in Market Conditions Or Any Other Relevant Factors, the Value of Your Note on the Date of this Prospectus Supplement (As Determined By Reference to Pricing Models Used by Goldman, Sachs & Co.) Is Significantly Less Than the Original Issue Price" on page S-8 and
"-- The Market Value of Your Note May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways" on page S-9.

                             HYPOTHETICAL EXAMPLES

      The levels in the left column of the table represent hypothetical final closing levels for the index on the determination date and are expressed as percentages of the initial index level, which is 1,124.97. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final index levels and the participation rate of 1.55 and are expressed as percentages of the face amount of a note.

      The information in the table reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date. If you sell your note prior to the stated maturity date, your return will depend upon the market value of your note at the time of sale, which may be affected by a number of factors that are not reflected in the examples shown below. For a discussion of some of these factors, see "Additional Risk Factors Specific to Your Note" on page S-8. We have also assumed that the closing level of the index on the determination date will be the same as on the stated maturity date and that no market disruption event occurs.

      The examples below are based on a range of index levels that are entirely hypothetical; no one can predict what the final index level will be on the determination date. The index has been highly volatile -- meaning that the index level has changed substantially in relatively short periods -- in the past, and its future performance cannot be predicted.

      The actual performance of the index over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below and cannot be predicted.


      For more detail about hypothetical returns on your note, please see the following examples and "Hypothetical Returns on Your Note" on page S-21.

                                ---------------

  Hypothetical Final Index Level       Hypothetical Payment Amounts as
         as Percentage of                 Percentage of Face Amount
       Initial Index Level               on the Stated Maturity Date
  ------------------------------       -------------------------------
               250%                                332.50%
               225%                                293.75%
               200%                                255.00%
               175%                                216.25%
               150%                                177.50%
               140%                                162.00%
               130%                                146.50%
               120%                                131.00%
               110%                                115.50%
               100%                                100.00%
                90%                                100.00%
                80%                                100.00%
                70%                                100.00%
                60%                                 85.71%
                50%                                 71.43%
                40%                                 57.14%
                30%                                 42.86%
                20%                                 28.57%
                 0%                                     0%

      If the TOPIX Index declines by more than 30% over the life of the notes, then you will lose 1.42857 multiplied by the percentage decline in the TOPIX Index in excess of 30%. As a result, to the extent that the TOPIX Index declines by more than 30%, the rate of decline in the amount you will be paid on your note on the stated maturity date will exceed the rate of decline in the TOPIX Index. If, for example, the final index level were determined to be 50% of the initial index level, the payment amount that we would deliver to you at maturity would be 71.43% of the face amount of your note, as shown in the table above. As a result, if you purchased your note on the original issue date and held it until the stated maturity date, you would lose 28.57% of your investment.

      The following chart also shows a graphical illustration of the hypothetical payment amounts (expressed as a percentage of the face amount of your note) that we would deliver to the holder of your note on the stated maturity date, if the final index level (expressed as a percentage of the initial index level) were any of the hypothetical levels shown on the horizontal axis and based on the participation rate of 1.55. The chart shows that any hypothetical final index level of less than 70% of the initial index level (the section left of the 70% marker on the horizontal axis) would result in a hypothetical payment amount of less than 100% of the face amount of your note (the section below the 100% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of your note.

(HYPOTHETICAL PAYMENT AMOUNT GRAPH)

FINAL INDEX AS PERCENT OF INITIAL INDEX                                 RANGE ELN FINAL PAYOFF
---------------------------------------                                 ----------------------
0%                                                                                   0
10%                                                                              14.29
20%                                                                              28.57
30%                                                                              42.86
40%                                                                              57.14
50%                                                                              71.43
60%                                                                              85.71
70%                                                                                100
80%                                                                                100
90%                                                                                100
100%                                                                               100
110%                                                                             115.5
120%                                                                               131
130%                                                                             146.5
140%                                                                               162
150%                                                                             177.5
160%                                                                               193
170%                                                                             208.5
180%                                                                               224
190%                                                                             239.5
200%                                                                               255
210%                                                                             270.5
220%                                                                               286
230%                                                                             301.5
240%                                                                               317
250%                                                                             332.5

               WHO PUBLISHES THE INDEX AND WHAT DOES IT MEASURE?

      The TOPIX, also known as the Tokyo Price Index, is a capitalization-weighted index of all the companies listed on the First Section of the Tokyo Stock Exchange, Inc. Domestic stocks admitted to the TSE are assigned either to the First Section or the Second Section. Stocks listed in the First Section, which number over 1,500, are among the most actively traded stocks on the TSE. The index is supplemented by the subindices of the 33 industry sectors and developed with a base index value of 100 as of January 4, 1968. The index calculation excludes temporary issues and preferred stocks.

      For further information, please see "The Index" on page S-25.

                               WHAT ABOUT TAXES?

      The U.S. federal income tax consequences of an investment in your note are uncertain, both as to the timing and character of any inclusion in income in respect of your note. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in "Supplemental Discussion of Federal Income Tax Consequences" on page S-28.

      Pursuant to the terms of the notes, The Goldman Sachs Group, Inc. and you agree (in the absence of an administrative or judicial ruling to the contrary) to characterize your note for all purposes as a pre-paid forward contract with respect to the index. If your note is so treated, you will generally recognize capital gain or loss upon the sale or maturity of your note in an amount equal to the difference between the amount you receive upon the sale of your note or on the stated maturity date and the amount you paid for your note. Such gain or loss generally would be long-term capital gain or loss if you held your note for more than one year.

                 ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTE

An investment in your note is subject to the risks described below, as well as the risks described under "Considerations Relating to Indexed Securities" in the accompanying prospectus dated February 6, 2004. Your note is a riskier investment than ordinary debt securities. Also, your note is not equivalent to investing directly in the index stocks, i.e., the stocks comprising the index to which your note is linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

  ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE VALUE OF YOUR NOTE ON THE DATE OF THIS PROSPECTUS SUPPLEMENT (AS DETERMINED BY
REFERENCE TO PRICING MODELS USED BY GOLDMAN, SACHS & CO.) IS SIGNIFICANTLY LESS
                         THAN THE ORIGINAL ISSUE PRICE

      The value or quoted price of your note at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the offered notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, and the quoted price could be higher or lower than the original issue price, and may be higher or lower than the value of your note as determined by reference to pricing models used by Goldman, Sachs & Co.

      If at any time a third party dealer quotes a price to purchase your note or otherwise values your note, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read "-- The Market Value of Your Note May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways" below.

      Furthermore, if you sell your note, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

      There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your note; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See "-- Your Note May Not Have an Active Trading Market" below.

                  THE PRINCIPAL OF YOUR NOTE IS NOT PROTECTED

      The principal of your note is not protected if the final index level of the TOPIX Index declines by more than 30% from the initial index level. If the final index level is less than 70% of the initial index level, you will lose the face amount of your note multiplied by 1.42857 multiplied by the percentage decline in the TOPIX Index in excess of 30%. For example, if the final index level falls to 50% of the initial index level, resulting in an index return of -50%, you will be paid only 71.43% of your principal and you will lose 28.57% of your principal. Therefore, to the extent that the TOPIX Index declines by more than 30%, the rate of decline in the amount you will be paid on your note on the stated maturity date will exceed the rate of decline in the TOPIX Index.

      Our cash payment on your note on the stated maturity date will be based on the final index level. Thus, you may lose your entire investment in your note, depending on the final index level, as calculated by the calculation agent.

      Also, the market value of your note prior to the stated maturity date may be significantly lower than the purchase price you pay for your note. Consequently, if you sell your note before the stated maturity date, you may receive far less than the amount of your investment in the note.

                        YOUR NOTE DOES NOT BEAR INTEREST

      You will not receive any interest payments on your note. Even if the amount payable on your note on the stated maturity date exceeds the face amount of your note, the overall return you earn on your note may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

                    THE RETURN ON YOUR NOTE WILL NOT REFLECT
                     ANY DIVIDENDS PAID ON THE INDEX STOCKS

      The index sponsor calculates the level of the index by reference to the prices of the common stocks included in the index, without taking account of the value of dividends paid on those stocks. As a result, the return on your note will not reflect the return you would realize if you actually owned the stocks included in the index and received the dividends paid on those stocks. You will not receive any dividends that may be paid on any of the index stocks by the index stock issuers. See "-- You Have No Shareholder Rights or Rights to Receive any Stock" below for additional information.

                     THE RETURN ON YOUR NOTE WILL DEPEND ON
                   CHANGES IN THE INDEX LEVEL AND WILL NOT BE
                     ADJUSTED FOR CHANGES IN THE YEN/DOLLAR
                                 EXCHANGE RATE

      Although the index stocks are traded in Japanese yen and your note is denominated in U.S. dollars, the amount payable on your note at maturity will not be adjusted for changes in the Japanese yen/U.S. dollar exchange rate. The amount we pay on the stated maturity date will be based solely upon the overall change in the index level during the life of your note. Changes in exchange rates, however, may reflect changes in the Japanese economy that, in turn, may affect the final index level.

                     AN INVESTMENT IN THE OFFERED NOTES IS
                      SUBJECT TO RISKS ASSOCIATED WITH THE
                          JAPANESE SECURITIES MARKETS

      The index stocks that comprise the index have been issued by Japanese companies. You should be aware that investments in securities linked to the value of Japanese equity securities involve particular risks. The Japanese securities markets may be more volatile than U.S. or other securities markets and market developments may affect Japanese markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the Japanese securities markets, as well as cross-shareholdings in Japanese companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about Japanese companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and Japanese companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

      Securities prices in Japan are subject to political, economic, financial and social factors that apply in Japan. These factors, which could negatively affect the Japanese securities markets, include the possibility of recent or future changes in the Japanese government's economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other Japanese laws or restrictions applicable to Japanese companies or investments in Japanese equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, the Japanese economy may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. The Japanese economy has been troubled by negative or low rates of growth for many years. Many Japanese stocks have performed poorly over an extended period.

                      THE MARKET VALUE OF YOUR NOTE MAY BE
                      INFLUENCED BY MANY FACTORS THAT ARE
                       UNPREDICTABLE AND INTERRELATED IN
                                  COMPLEX WAYS

      When we refer to the market value of your note, we mean the value that you could receive for your note if you chose to sell it in the open market before the stated maturity date. The market value of your note will be affected by many factors that are beyond our control and are unpredictable. For more information about the value of your note in the secondary market, see "-- Assuming No Changes in Market Conditions Or Any Other

Relevant Factors, the Value of Your Note on the Date of this Prospectus Supplement (As Determined By Reference to Pricing Models Used by Goldman, Sachs & Co.) Is Significantly Less Than the Original Issue Price" above.

      Moreover, these factors interrelate in complex ways, and the effect of one factor on the market value of your note may offset or enhance the effect of another factor. For example, an increase in U.S. interest rates, which could have a negative effect on the market value of your note, may offset any positive effect that an increase in the index level attributable to favorable political or economic developments in Japan could have. The following paragraphs describe the expected impact on the market value of your note given a change in a specific factor, assuming all other conditions remain constant.

      The Index Level Will Affect the Market Value of Your Note

      We expect that the market value of your note at any particular time will depend substantially on the amount, if any, by which the level of the index at that time has risen above or has fallen below the initial index level. If you sell your note prior to maturity, you may receive substantially less than the amount that would be payable on the stated maturity date based on a final index level equal to that current level because of an expectation that the index level will continue to fluctuate until the final index level is determined. Fluctuating Japanese dividend rates may affect the level of the index and, indirectly, the market value of your note. Economic, financial, regulatory, political, military and other developments that affect stock markets generally and the stocks underlying the index may also affect the level of the index and, indirectly, the market value of your note.

      You cannot predict the future performance of the index based on its historical performance. The actual performance of the index over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical levels of the index or to the hypothetical return examples shown elsewhere in this prospectus supplement.

      Changes in Interest Rates are Likely to Affect the Market Value of Your
Note

      Because we will pay, at a minimum, 100% of the outstanding face amount of your note on the stated maturity date if the index level does not decrease by more than 30%, we expect that the market value of your note, like that of a traditional debt security, will be affected by changes in interest rates, although these changes may affect your note and a traditional debt security in different degrees. In general, if U.S. interest rates increase, we expect that the market value of your note will decrease and, conversely, if U.S. interest rates decrease, we expect that the market value of your note will increase. In general, if interest rates in Japan increase, we expect that the market value of your note will increase and, conversely, if interest rates in Japan decrease, we expect that the market value of your note will decrease.

      Changes in the Volatility of the Index are Likely to Affect the Market Value of Your Note

      The volatility of the index refers to the magnitude and frequency of the changes in the index level. In most scenarios, if the volatility of the index increases, we expect that the market value of your note will increase and, conversely, if the volatility of the index decreases, we expect that the market value of your note will decrease.

      Changes in the Volatility of the Japanese Yen/U.S. Dollar Exchange Rate, and the Correlation Between that Rate and the Index Level, Are Likely to Affect the Market Value of Your Note

      The Japanese yen/U.S. dollar rate refers to a foreign exchange spot rate that measures the relative values of two currencies, the Japanese yen and the U.S. dollar. This rate reflects the amount of Japanese yen that can be purchased for one U.S. dollar and thus increases when the U.S. dollar appreciates relative to the Japanese yen. The volatility of the Japanese yen/U.S. dollar rate refers to the size and frequency of changes in that rate. Because your note is payable in U.S. dollars, the volatility of the Japanese yen/U.S. dollar rate could affect the market value of your note. In most scenarios, if the volatility of the Japanese yen/U.S. dollar rate increases, we expect that the market value of your note will increase and, conversely, if the volatility of that rate decreases, we expect that the market value of your note will decrease.

      The correlation between the Japanese yen/U.S. dollar rate and the index level refers to the relationship between the percentage changes in that rate and the percentage changes in the level of the index -- the greater the correlation, the more closely the percentage changes in one resemble the percentage changes in the other. In general, if the correlation between the Japanese yen/U.S. dollar rate and the index level increases, we expect that the market value of your note will increase and, conversely, if this correlation decreases, we expect that the market value of your note will decrease.

      The Time Remaining to Maturity Is Likely to Affect the Market Value of Your Note

      Prior to the stated maturity date, the market value of your note may be higher than one would expect if that value were based solely on the level of the index and the level of interest rates. This difference would reflect a "time value" due to expectations concerning the level of the index and interest rates during the time remaining to the stated maturity date. However, as the time remaining to the stated maturity date decreases, we expect that this time value will decrease, lowering the market value of your note.

      Changes in Our Credit Ratings May Affect the Market Value of Your Note

      Our credit ratings are an assessment of our ability to pay our obligations, including those on the offered notes. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your note. However, because your return on your note is dependent upon factors, such as the level of the index and interest rates, in addition to our ability to pay our obligation on your note, an improvement in our credit ratings will not reduce the other investment risks related to your note.

                     IF THE LEVEL OF THE INDEX CHANGES, THE
                       MARKET VALUE OF YOUR NOTE MAY NOT
                           CHANGE IN THE SAME MANNER

      Your note may trade quite differently from the performance of the index. Changes in the level of the index may not result in a comparable change in the market value of your note. We discuss some of the reasons for this disparity under "-- The Market Value of Your Note May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways" above.

                       TRADING AND OTHER TRANSACTIONS BY
                   GOLDMAN SACHS IN INSTRUMENTS LINKED TO THE
                        INDEX OR INDEX STOCKS MAY IMPAIR
                             THE VALUE OF YOUR NOTE

      As we describe under "Use of Proceeds and Hedging" below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, have hedged our obligations under the offered notes by purchasing futures and other instruments linked to the index. We also expect to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the index or the stocks comprising the index, which we refer to as index stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your note. We may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the level of the index or one or more of the index stocks. Any of these hedging activities may adversely affect the index level -- directly or indirectly by affecting the price of the index stocks -- and therefore the market value of your note and the amount we will pay on your note at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your note may decline. See "Use of Proceeds and Hedging" below for a further discussion of transactions in which we or one or more of our affiliates may engage.

      Goldman, Sachs & Co. and our other affiliates may also engage in trading in one or more of the index stocks or instruments whose returns are linked to the index or index stocks for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the index level -- directly or indirectly by affecting the price of the index stocks -- and, therefore, the market value of your note and the amount we will pay on your note at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of the index or one or more of the index stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your note and the amount we will pay on your note at maturity.

                  YOU HAVE NO SHAREHOLDER RIGHTS OR RIGHTS TO
                               RECEIVE ANY STOCK

      Investing in your note will not make you a holder of any of the index stocks. Neither you nor any other holder or owner of your note will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the index stocks. Your note will be paid in cash, and you will have no right to receive delivery of any index stocks.

                  OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS
                         OF INTEREST BETWEEN YOU AND US

      As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the index and the index stocks that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your note and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the level of the index, could be adverse to your interests as a beneficial owner of your note.

      Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuers of the index stocks, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of a note. Moreover, one or more of our affiliates have published and in the future expect to publish research reports with respect to the index and some or all of the issuers of the index stocks. Any of these activities by any of our affiliates may affect the level of the index and, therefore, the market value of your note and the amount we will pay on your note at maturity.

                   AS CALCULATION AGENT, GOLDMAN, SACHS & CO.
                        WILL HAVE THE AUTHORITY TO MAKE
                      DETERMINATIONS THAT COULD AFFECT THE
                           MARKET VALUE OF YOUR NOTE,
                         WHEN YOUR NOTE MATURES AND THE
                         AMOUNT YOU RECEIVE AT MATURITY

      As calculation agent for your note, Goldman, Sachs & Co. will have discretion in making various determinations that affect your note, including determining the final index value on the determination date, which we will use to determine how much cash we must pay on the stated maturity date, and determining whether to postpone the stated maturity date because of a market disruption event. See "Specific Terms of Your Note" below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your note and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under "-- Our Business Activities May Create Conflicts of Interest Between You and Us" above. We may change the calculation agent at any time without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days' written notice to Goldman Sachs.

                     THE POLICIES OF THE INDEX SPONSOR AND
                   CHANGES THAT AFFECT THE INDEX OR THE INDEX
                   STOCKS COULD AFFECT THE AMOUNT PAYABLE ON
                         YOUR NOTE AND ITS MARKET VALUE

      The policies of the index sponsor concerning the calculation of the index level, additions, deletions or substitutions of index stocks and the manner in which changes affecting the index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the index level could affect the index level and, therefore, the amount payable on your note on the stated maturity date and the market value of your note before that date. The amount payable on your note and its market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the index level, or if the index sponsor discontinues or suspends calculation or publication of the index level, in which case it may become difficult to determine the market value of your note. If events such as these occur, or if the index level is not available on the determination date because of a market disruption event or for any other reason, the calculation agent -- which initially will be Goldman, Sachs & Co., our affiliate -- may determine the index level on the determination date -- and thus the amount payable on the stated maturity date -- in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the index level on the determination date and the amount payable on your note more fully under "Specific Terms of Your
Note -- Discontinuance or Modification of the Index" and "-- Role of Calculation Agent" below.

                   THERE IS NO AFFILIATION BETWEEN THE INDEX
                   STOCK ISSUERS OR THE INDEX SPONSOR AND US,
                         AND WE ARE NOT RESPONSIBLE FOR
     ANY DISCLOSURE BY ANY OF THE INDEX STOCK ISSUERS OR THE INDEX SPONSOR

      Goldman Sachs is not affiliated with the issuers of the index stocks or the index sponsor. As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with the index stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the index or the index stock issuers. You, as an investor in your note, should make your own investigation into the index and the index stock issuers. See "The Index" below for additional information about the index.

      Neither the index sponsor nor the index stock issuers are involved in this offering of your note in any way and none of them have any obligation of any sort with respect to your note. Neither the index sponsor nor any of the index stock issuers have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your note.

                             YOUR NOTE MAY NOT HAVE
                            AN ACTIVE TRADING MARKET

      Your note will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your note. Even if a secondary market for your note develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your note in any secondary market could be substantial.

                    WE CAN POSTPONE THE STATED MATURITY DATE
                      IF A MARKET DISRUPTION EVENT OCCURS

      If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing, the determination date will be postponed until the first business day on which no market disruption event occurs or is continuing. As a result, the stated maturity date for your note will also be postponed, although not by more than six business days. Thus, you may not receive the cash payment that we are obligated to deliver on the stated maturity date until several days after the originally scheduled due date. Moreover, if the closing level of the index is not available on the determination date because of a market disruption event or for any other reason, the calculation agent will nevertheless determine the final index level based on its assessment, made in its sole discretion, of the level of the index at that time.

                      CERTAIN CONSIDERATIONS FOR INSURANCE
                      COMPANIES AND EMPLOYEE BENEFIT PLANS

      Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA", or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a "prohibited transaction" under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under "Employee Retirement Income Security Act" below.

                     THE TAX CONSEQUENCES OF AN INVESTMENT
                           IN YOUR NOTE ARE UNCERTAIN

      The tax consequences of an investment in your note are uncertain, both as to the timing and character of any inclusion in income in respect of your note. We discuss these matters under "Supplemental Discussion of Federal Income Tax Consequences" below. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your note in your particular circumstances.

                          SPECIFIC TERMS OF YOUR NOTE

Please note that in this section entitled "Specific Terms of Your Note", references to "holders" mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under "Legal Ownership and Book-Entry Issuance".

      The offered notes are part of a series of debt securities, entitled "Medium-Term Notes, Series B", that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also "indexed debt securities", as defined in the accompanying prospectus.

      This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your note; terms that apply generally to all Series B medium-term notes are described in "Description of Notes We May Offer" in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

      In addition to those terms described on the first two pages of this prospectus supplement, the following terms will apply to your note:

NO INTEREST:  we will not pay interest on your note

SPECIFIED CURRENCY:

- U.S. dollars

FORM OF NOTE:

- global form only: yes, at DTC

- non-global form available: no

DENOMINATIONS: each note registered in the name of a holder must have a face amount of $1,000 or any multiple of $1,000

DEFEASANCE APPLIES AS FOLLOWS:

- full defeasance: no

- covenant defeasance: no

OTHER TERMS:

- the default amount will be payable on any acceleration of the maturity of your note as described under "-- Special Calculation Provisions" below

- a business day for your note will not be the same as a business day for our other Series B medium-term notes, as described under "-- Special Calculation Provisions" below

      Please note that the information about the settlement or trade date, issue price, discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. If you have purchased your note in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

      We describe the terms of your note in more detail below.

                     INDEX, INDEX SPONSOR AND INDEX STOCKS

      In this prospectus supplement, when we refer to the index, we mean the index specified on the front cover page, or any successor index, as it may be modified, replaced or adjusted from time to time as described under "-- Discontinuance or Modification of the Index" below. When we refer to the index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the index as then in effect. When we refer to the index stocks as of any time, we mean the stocks that comprise the index as then in effect, after giving effect to any additions, deletions or substitutions.

PAYMENT OF PRINCIPAL ON STATED MATURITY DATE

      On the stated maturity date, we will pay as principal, to the holder of your note, an amount, if any, in cash equal to:

- if the index return is greater than 0%, the outstanding face amount of the note plus the supplemental payment amount. The supplemental payment amount will equal the outstanding face amount of the note multiplied by the participation rate of 1.55 multiplied by the index return.

- if the index return is equal to or less than 0% but equal to or greater than -30%, the outstanding face amount of the note.

- if the index return is less than -30%, the outstanding face amount of the note multiplied by 1.42857 multiplied by the result of the final index level divided by the initial index level. For example, if the final index level falls to 50% of the initial index level, the amount we will pay you on the stated maturity date for each $1,000 face amount of your note will be $714.29, calculated as follows: the face amount of your note multiplied by an amount equal to 1.42857 times 50%. If the final index level falls an additional 10% (so that it is 40% of the initial index level), the amount we will pay you on the stated maturity date ($571.43) will be 14.2857% lower than the amount we would have paid had the final index level been 50% of the initial index level. If the index return is less than -30%, the payment on your note on the stated maturity date will be less than the face amount of your note and may even be reduced to zero.

      The index return is calculated by subtracting the initial index level from the final index level and by dividing the result by the initial index level, with the result expressed as a percentage.

      The calculation agent will determine the final index level, which will be the closing level of the index on the determination date as calculated and published by the index sponsor. However, the calculation agent will have discretion to adjust the closing level on any particular day or to determine it in a different manner as described under "-- Discontinuance or Modification of the Index" below.

STATED MATURITY DATE

      The stated maturity date will be December 11, 2009 unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the fifth business day before this applicable day is not the determination date referred to below, however, then the stated maturity date will be the fifth business day following the determination date, provided that the stated maturity date will never be later than the fifth business day after December 11, 2009 or, if December 11, 2009 is not a business day, later than the sixth business day after December 11, 2009. The calculation agent may postpone the determination date -- and therefore the stated maturity date -- if a market disruption event occurs or is continuing on any day that would otherwise be the determination date. We describe market disruption events under "--Special Calculation Provisions" below.

DETERMINATION DATE

      The determination date will be the fifth business day before December 11, 2009 unless the calculation agent determines that a market disruption event occurs or is continuing on that fifth prior business day. In that event, the determination date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date be later than December 11, 2009 or, if December 11, 2009 is not a business day, later than the first business day after December 11, 2009.

CONSEQUENCES OF A MARKET DISRUPTION EVENT

      As indicated above, if a market disruption event occurs or is continuing on a day that would otherwise be the determination date, then the determination date will be postponed to the next following business day on which a market disruption event does not occur and is not continuing. In no event, however, will the determination date be postponed by more than five business days.

      If the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the determination date. If the calculation agent determines that the index level that must be used to determine the payment amount is not available on the determination date, either because of a market disruption event or for any other reason, the calculation agent will nevertheless determine the final index level based on its assessment, made in its sole discretion, of the level of the index on that day.

DISCONTINUANCE OR MODIFICATION OF THE INDEX

      If the index sponsor discontinues publication of the index and the index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the index, then the calculation agent will determine the amount payable on the stated maturity date by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.

      If the calculation agent determines that the publication of the index is discontinued and there is no successor index, or that the level of the index is not available on the determination date because of a market disruption event or for any other reason, the calculation agent will determine the amount payable on the stated maturity date, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index.

      If the calculation agent determines that the index, the stocks comprising the index or the method of calculating the index is changed at any time in any respect -- including any addition, deletion or substitution and any reweighting or rebalancing of the index stocks and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index stocks or their issuers or is due to any other reason -- then the calculation agent will be permitted (but not required) to make such adjustments in the index or the method of its calculation as it believes are appropriate to ensure that the final index level used to determine the amount payable on the stated maturity date, is equitable.

      All determinations and adjustments to be made by the calculation agent with respect to the index may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

                         DEFAULT AMOUNT ON ACCELERATION

      If an event of default occurs and the maturity of your note is accelerated, we will pay the default amount in respect of the principal of your note at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under "-- Special Calculation Provisions" below.

      For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the

Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under "Description of Debt Securities We May Offer -- Default, Remedies and Waiver of Default" and "-- Modification of the Debt Indentures and Waiver of Covenants".

                               MANNER OF PAYMENT

      Any payment on your note at maturity will be made to an account designated by the holder of your note and approved by us, or at the office of the trustee in New York City, but only when your note is surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

                             MODIFIED BUSINESS DAY

      As described in the accompanying prospectus, any payment on your note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your note, however, the term business day has a different meaning than it does for other Series B medium-term notes. We discuss this term under "-- Special Calculation Provisions" below.

                           ROLE OF CALCULATION AGENT

      The calculation agent in its sole discretion will make all determinations regarding the index, market disruption events, business days, the index return, the final index level, the default amount and the payment amount on your note, if any, to be made at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

      Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your note. We may change the calculation agent for your note at any time after the original issue date without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days' written notice to Goldman Sachs.

                         SPECIAL CALCULATION PROVISIONS

BUSINESS DAY

      When we refer to a business day with respect to your note, we mean a day that is a business day of the kind described in the accompanying prospectus and that is also a day on which the Tokyo Stock Exchange is open for trading and on which the index sponsor is open for business and the closing level for the index is calculated and published by the index sponsor.

DEFAULT AMOUNT

      The default amount for your note on any day will be an amount, in the specified currency for the principal of your note, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your note as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your note. That cost will equal:

- the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

- the reasonable expenses, including reasonable attorneys' fees, incurred by the holder of your note in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your note, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest -- or, if there is only one, the only -- quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

      DEFAULT QUOTATION PERIOD. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

- no quotation of the kind referred to above is obtained, or

- every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

      In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your note.

      QUALIFIED FINANCIAL INSTITUTIONS. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

- A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

- P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MARKET DISRUPTION EVENT

      Any of the following will be a market disruption event:

- a suspension, absence or material limitation of trading in index stocks constituting 20% or more, by weight, of the index on their respective primary markets, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- a suspension, absence or material limitation of trading in option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- index stocks constituting 20% or more, by weight, of the index, or option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, are not trading on what were the respective primary markets for those index stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see "Use of Proceeds and Hedging" below.

      The following events will not be market disruption events:

- a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

- a decision to permanently discontinue trading in the option or futures contracts relating to the index or to any index stock.

      For this purpose, an "absence of trading" in the primary securities market on which an index stock, or on which option or futures contracts relating to the index or an index stock, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an index stock or in option or futures contracts relating to the index or an index stock, if available, in the primary market for that stock or those contracts, by reason of:

- a price change exceeding limits set by that market, or

- an imbalance of orders relating to that stock or those contracts, or

- a disparity in bid and ask quotes relating to that stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

      As is the case throughout this prospectus supplement, references to the index in this description of market disruption events includes the index and any successor index as it may be modified, replaced or adjusted from time to time.

                       HYPOTHETICAL RETURNS ON YOUR NOTE

      The following table is provided for purposes of illustration only. It should not be taken as an indication or prediction of future investment results and is intended merely to illustrate the impact that various hypothetical index levels on the determination date could have on the payment amount assuming all other variables remain constant.

      The levels in the left column of the table represent hypothetical closing levels for the index on the determination date and are expressed as percentages of the initial index level, which is 1,124.97. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final index levels and are expressed as percentages of the face amount of a note. Thus, a hypothetical payment amount of 100% means that the value of the cash payment that we would deliver in exchange for each $1,000 of the outstanding face amount of a note on the stated maturity date would equal 100% of the face amount, or $1,000, based on the corresponding hypothetical final index stock price and the assumptions noted below.

      The information in the table reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date. If you sell your note prior to the stated maturity date, your return will depend upon the market value of your note at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates and the volatility of the index. In addition, assuming no changes in market conditions or any other relevant factors, the value of your note on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the original issue price. For more information on the value of your note in the secondary market, see "Additional Risk Factors Specific to Your Note -- Assuming No Changes in Market Conditions Or Any Other Relevant Factors, the Value of Your Note on the Date of this Prospectus Supplement (As Determined By Reference to Pricing Models Used by Goldman, Sachs & Co.) Is Significantly Less Than the Original Issue Price" and "-- The Market Value of Your Note May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways" above. The information in the table also reflects the key terms and assumptions in the box below. In addition, we have assumed that the closing level of the index on the determination date will be the same as on the stated maturity date.

                           KEY TERMS AND ASSUMPTIONS

Face amount                      $1,000
Maturity                  approximately
                         five years and
                             six months
Participation rate                 1.55
No change in or
  affecting any of the
  index stocks or the
  method by which the
  index sponsor
  calculates the index
  level
No market disruption
  event occurs
No change in the
  Japanese yen/U.S.
  dollar exchange rate
  between the trade date
  and the stated
  maturity date

      The index has been highly volatile -- meaning that the index level has changed substantially in relatively short periods -- in the past and its performance cannot be predicted for any future period.

      The actual performance of the index over the life of the notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical levels of the index shown elsewhere in this prospectus supplement. For information about the level of the index during recent periods, see "The Index -- Historical Closing Levels of the Index" below.

      Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the index stocks. Among other things, the return on the notes will not reflect any dividends that may be paid on the index stocks. Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your note, tax liabilities could affect the after-tax rate of return on your note to a comparatively greater extent than the after-tax return on the index stocks.

                                ---------------

  Hypothetical Final Index        Hypothetical Payment Amounts as
   Level as Percentage of          Percentage of Face Amount on
     Initial Index Level             the Stated Maturity Date
  -------------------------       -------------------------------
             250%                             332.50%
             225%                             293.75%
             200%                             255.00%
             175%                             216.25%
             150%                             177.50%
             140%                             162.00%
             130%                             146.50%
             120%                             131.00%
             110%                             115.50%
             100%                             100.00%
              90%                             100.00%
              80%                             100.00%
              70%                             100.00%
              60%                              85.71%
              50%                              71.43%
              40%                              57.14%
              30%                              42.86%
              20%                              28.57%
               0%                                  0%

      If the TOPIX Index declines by more than 30% over the life of the notes, then you will lose 1.42857 multiplied by the percentage decline in the TOPIX Index in excess of 30%. As a result, to the extent that the TOPIX Index declines by more than 30%, the rate of decline in the amount you will be paid on your note on the stated maturity date will exceed the rate of decline in the TOPIX Index. If, for example, the final index level were determined to be 50% of the initial index level, the payment amount that we would deliver on your note at maturity would be 71.43% of the face amount of your note, as shown in the table above. As a result, if you purchased your note on the original issue date and held it to the stated maturity date, you would lose 28.57% of your investment.

      The following chart also shows a graphical illustration of the hypothetical payment amounts (expressed as a percentage of the face amount of your note) that we would deliver to the holder of your note on the stated maturity date, if the final index level (expressed as a percentage of the initial index level) were any of the hypothetical levels shown on the horizontal axis based on the participation rate of 1.55. The chart shows that any hypothetical final index level of less than 70% of the initial index level (the section left of the 70% marker on the horizontal axis) would result in a hypothetical payment amount of less than 100% of the face amount of your note (the section below the 100% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of your note.

(HYPOTHETICAL PAYMENT AMOUNT GRAPH)

FINAL INDEX AS PERCENT OF INITIAL INDEX                                 RANGE ELN FINAL PAYOFF
---------------------------------------                                 ----------------------
0%                                                                                   0
10%                                                                              14.29
20%                                                                              28.57
30%                                                                              42.86
40%                                                                              57.14
50%                                                                              71.43
60%                                                                              85.71
70%                                                                                100
80%                                                                                100
90%                                                                                100
100%                                                                               100
110%                                                                             115.5
120%                                                                               131
130%                                                                             146.5
140%                                                                               162
150%                                                                             177.5
160%                                                                               193
170%                                                                             208.5
180%                                                                               224
190%                                                                             239.5
200%                                                                               255
210%                                                                             270.5
220%                                                                               286
230%                                                                             301.5
240%                                                                               317
250%                                                                             332.5

      Payments on this note may be economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the note may be economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond and an option, in each case, bought by the holder (with an implicit option premium paid over time by the holder). The discussion in this paragraph does not modify or affect the terms of the note or the United States income tax treatment of the note as described under "Supplemental Discussion of Federal Income Tax Consequences" below.

   We cannot predict the actual final index level on the determination date or the market value of your note, nor can we predict the relationship between the index level and the market value of your note at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive at stated maturity and the rate of return on the offered notes will depend on the actual final index level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your note on the stated maturity date may be very different from the information reflected in the table and chart above.

                          USE OF PROCEEDS AND HEDGING

      We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under "Use of Proceeds". We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

      In anticipation of the sale of the offered notes, we and/or our affiliates have entered into hedging transactions involving purchases of futures and other instruments linked to the index on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other index-linked notes we issue, some of which may have returns linked to the index or the index stocks. Consequently, with regard to your note, from time to time, we and/or our affiliates:

- expect to acquire or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the index or some or all of the index stocks,

- may take or dispose of positions in the securities of the index stock issuers themselves,

- may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the Tokyo Stock Exchange or other components of the Japanese equity market and/or

- may take short positions in the index stocks or other securities of the kind described above -- i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

      We and/or our affiliates may acquire a long or short position in securities similar to your note from time to time and may, in our or their sole discretion, hold or resell those securities.

      In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the index or the index stocks. We expect these steps to involve sales of instruments linked to the index on or shortly before the determination date. These steps also may involve sales and/or purchases of some or all of the index stocks or listed or over-the-counter options, futures or other instruments linked to the index, some or all of the index stocks or indices designed to track the performance of the Tokyo Stock Exchange or other components of the Japanese equity market.

   The hedging activity discussed above may adversely affect the market value of your note from time to time and the amount we will pay on your note at maturity. See "Additional Risk Factors Specific to Your Note -- Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Index or Index Stocks May Impair the Value of Your Note" and "-- Our Business Activities May Create Conflicts of Interest Between You and Us" above for a discussion of these adverse effects.

                                   THE INDEX

      The TOPIX, also known as the Tokyo Price Index, is a capitalization-weighted index of all the companies listed on the First Section of the Tokyo Stock Exchange, Inc. Domestic stocks admitted to the TSE are assigned either to the First Section or the Second Section. Stocks listed in the First Section, which number over 1,500, are among the most actively traded stocks on the TSE. The index is supplemented by the subindices of the 33 industry sectors and developed with a base index value of 100 as of January 4, 1968. The index calculation excludes temporary issues and preferred stocks. Additional information about the index is available on the website http://www.tse.or.jp/ english/topix/topix/index.html. We are not incorporating by reference the website or any material it includes into this prospectus supplement, the accompanying Prospectus, dated February 6, 2004, or the accompanying Prospectus Supplement, dated February 6, 2004.

                     HISTORICAL CLOSING LEVELS OF THE INDEX

      TSE first calculated and published the index in 1969. The first table below shows the closing levels of the index on the last business day of each year from 1999 through 2001. The second table below shows the high, the low and the last closing levels of the index for each of the four calendar quarters in 2002 and 2003 and for the two calendar quarters in 2004, through June 10, 2004. We obtained the closing levels listed in the tables below from Bloomberg Financial Services, without independent verification.

      Since its inception, the level of the index has experienced significant fluctuations. Any historical upward or downward trend in the closing level of the index during any period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the term of your note. You should not take the historical levels of the index as an indication of future performance. We cannot give you any assurance that the future performance of the index or the index stocks will result in you receiving an amount greater than the outstanding face amount of your note on the stated maturity date. Neither we nor any of our affiliates make any representation to you as to the performance of the index.

      The actual performance of the index over the life of the offered notes may bear little relation to the historical levels shown below.

                      YEAR-END CLOSING LEVELS OF THE INDEX

YEAR                                           CLOSING LEVEL
----                                           -------------
1999.........................................    1,722.20
2000.........................................    1,283.67
2001.........................................    1,032.14

              QUARTERLY HIGH, LOW AND CLOSING LEVELS OF THE INDEX

                                                              HIGH            LOW            CLOSE
                                                            --------        --------        --------
2002
  Quarter ended March 31..................................  1,125.43          922.51        1,060.19
  Quarter ended June 30...................................  1,139.43          984.28        1,024.89
  Quarter ended September 30..............................  1,050.14          886.39          921.05
  Quarter ended December 31...............................    903.37          815.74          843.29
2003
  Quarter ended March 31..................................    865.43          770.62          788.00
  Quarter ended June 30...................................    904.32          773.10          903.44
  Quarter ended September 30..............................  1,075.73          915.91        1,018.80
  Quarter ended December 31...............................  1,105.59          953.19        1,043.69
2004
  Quarter ended March 31..................................  1,179.23        1,022.61        1,179.23
  Quarter ending June 30 (through June 10, 2004)..........  1,217.87        1,053.77        1,162.06
  Closing level on June 10, 2004..........................                                  1,162.06

                               LICENSE AGREEMENT

      We expect to enter into a non-exclusive license agreement with TSE, whereby Goldman Sachs, in exchange for a fee, will be permitted to use the index in connection with the offer and sale of the offered notes. We are not affiliated with TSE; the only relationship between TSE and Goldman Sachs is the licensing of the use of the index and trademarks relating to the index.

      TSE is under no obligation to continue the calculation and dissemination of the index. The offered notes are not sponsored, endorsed, or promoted by TSE. No inference should be drawn from the information contained in this prospectus supplement that TSE makes any representation or warranty, implied or express, to The Goldman Sachs Group, Inc., any holder of the offered notes or any member of the public regarding the advisability of investing in securities generally or in the offered notes in particular or the ability of the index to track general stock market performance.

      TSE determines, composes and calculates the index without regard to your note. TSE has no obligation to take into account your interest, or that of anyone else having an interest, in your note in determining, composing or calculating the index. TSE is not responsible for and has not participated in the determination of the terms, prices or amount of your note and will not be responsible for or participate in any determination or calculation regarding the principal amount of your note payable at the stated maturity date. TSE has no obligation or liability in connection with the administration, marketing or trading of your note.

      Neither The Goldman Sachs Group, Inc. nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the index or any successor index. TSE disclaims all responsibility for any errors or omissions in the calculation and dissemination of the index or the manner in which the index is applied in determining any initial index level or final index level or any amount payable upon maturity of the offered notes.

      THE TOPIX INDEX VALUE AND THE TOPIX TRADEMARKS ARE SUBJECT TO THE INTELLECTUAL PROPERTY RIGHTS OWNED BY THE TOKYO STOCK EXCHANGE, INC. AND THE TOKYO STOCK EXCHANGE, INC. OWNS ALL RIGHTS RELATING TO THE TOPIX INDEX SUCH AS CALCULATION, PUBLICATION AND USE OF THE TOPIX INDEX VALUE AND RELATING TO THE TOPIX TRADEMARKS.

      THE TOKYO STOCK EXCHANGE, INC. SHALL RESERVE THE RIGHTS TO CHANGE

THE METHODS OF CALCULATION OR PUBLICATION, TO CEASE THE CALCULATION OR PUBLICATION OF THE TOPIX INDEX VALUE OR TO CHANGE THE TOPIX TRADEMARKS OR CEASE THE USE THEREOF.

      THE TOKYO STOCK EXCHANGE, INC. MAKES NO WARRANTY OR REPRESENTATION WHATSOEVER, EITHER AS TO THE RESULTS STEMMED FROM THE USE OF THE TOPIX INDEX VALUE AND THE TOPIX TRADEMARKS OR AS TO THE FIGURE AT WHICH THE TOPIX INDEX VALUE STANDS ON ANY PARTICULAR DAY.

      THE TOKYO STOCK EXCHANGE, INC. GIVES NO ASSURANCE REGARDING ACCURACY OR COMPLETENESS OF THE TOPIX INDEX VALUE AND DATA CONTAINED THEREIN. FURTHER, THE TOKYO STOCK EXCHANGE, INC. SHALL NOT BE LIABLE FOR THE MISCALCULATION, INCORRECT PUBLICATION, DELAYED OR INTERRUPTED PUBLICATION OF THE TOPIX INDEX VALUE.

      THE NOTES ARE NOT IN ANY WAY SPONSORED, ENDORSED OR PROMOTED BY THE TOKYO STOCK EXCHANGE, INC.

      THE TOKYO STOCK EXCHANGE, INC. SHALL NOT BEAR ANY OBLIGATION TO GIVE AN EXPLANATION OF THE NOTES OR AN ADVICE ON INVESTMENTS TO ANY PURCHASER OF THE NOTES OR TO THE PUBLIC.

      THE TOKYO STOCK EXCHANGE, INC. NEITHER SELECTS SPECIFIC STOCKS OR GROUPS THEREOF NOR TAKES INTO ACCOUNT ANY NEEDS OF THE ISSUING COMPANY OR ANY PURCHASER OF THE NOTES, FOR CALCULATION OF THE TOPIX INDEX VALUE.

      INCLUDING BUT NOT LIMITED TO THE FOREGOING, THE TOKYO STOCK EXCHANGE, INC. SHALL NOT BE RESPONSIBLE FOR ANY DAMAGE RESULTING FROM THE ISSUE AND SALE OF THE NOTES.

      All disclosures contained in this prospectus supplement regarding the index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by TSE. Goldman Sachs does not assume any responsibility for the accuracy or completeness of that information.

           SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

   The following section supplements the discussion of U.S. Federal income taxation in the accompanying prospectus with respect to United States holders. The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the note for U.S. federal income tax purposes that will be required under the terms of the note, as discussed below, is a reasonable interpretation of current law.

      This section applies to you only if you are a United States holder that holds your note as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

- a citizen or resident of the United States;

- a domestic corporation;

- an estate whose income is subject to United States federal income tax regardless of its source; or
- a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

      This section does not apply to you if you are a member of a class of holders subject to special rules, such as:
- a dealer in securities or currencies;

- a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

- a bank;

- a life insurance company;

- a tax exempt organization;

- a person that owns a note as a hedge or that is hedged against interest rate risks;

- a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

- a person whose functional currency for tax purposes is not the U.S. dollar.

      Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your note should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your note are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

   Please consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your note in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

      You will be obligated pursuant to the terms of the note -- in the absence of an administrative determination or judicial ruling to the contrary -- to characterize your note for all tax purposes as a forward contract to purchase the index at the stated maturity date, for which payment was made on the issue date.

      If your note is characterized as described above, your tax basis in your note generally would equal your cost for your note. Upon the sale or exchange of your note, you would recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in your note. The gain or loss generally would be short-term capital gain or loss if you hold the note for one year or less and would be long-term capital gain or loss if you hold the note for more than one year. If you purchase your note in the initial offering and do not sell or exchange your note before the maturity date, you would generally recognize long-term capital gain or loss equal to the difference between the amount of cash received at maturity and your tax basis in the note.

      There is no judicial or administrative authority discussing how your note should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. In particular, the Internal Revenue Service could treat your note as a single debt instrument subject to special rules governing contingent payment obligations. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the note and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield -- i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your note -- and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your note prior to your receipt of cash attributable to that income.

      If the rules governing contingent payment obligations apply, you would recognize gain or loss upon the sale or maturity of your note in an amount equal to the difference, if any, between the amount you receive at that time and your adjusted basis in your note. In general, if you purchase your note on the original issue date, your adjusted basis in your note will equal the amount you paid for your note, increased by the amount of interest you previously accrued with respect to your note, in accordance with the comparable yield and the projected payment schedule for your note.

      If the rules governing contingent payment obligations apply, any gain you recognize upon the sale or maturity of your note would be ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your note, and, thereafter, as capital loss.

      If the rules governing contingent payment obligations apply, special rules would apply to persons who purchase a note at other than the adjusted issue price as determined for tax purposes.

      It is possible that the Internal Revenue Service could seek to characterize your note in a manner that results in tax consequences to you different from those described above. For example, the Internal Revenue Service could seek to characterize your note as a collar or as a notional principal contract. Again, you should consult your tax advisor as to possible alternative characterizations of your note for U.S. federal income tax purposes.

                  BACKUP WITHHOLDING AND INFORMATION REPORTING

      Please see the discussion under "United States Taxation -- Taxation of Debt Securities -- Backup Withholding and Information Reporting -- United States Holders" in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your note.

                    EMPLOYEE RETIREMENT INCOME SECURITY ACT

      This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.

      The Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA" and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are "parties in interest" (within the meaning of ERISA) or "disqualified persons" (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a prohibited transaction".

      The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a "party in interest" or a "disqualified person" with respect to many employee benefit plans by reason of, for example, The Goldman Sachs Group, Inc. (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue
Code), which we call collectively "Plans", and with respect to which The Goldman Sachs Group, Inc. or any of its affiliates is a "party in interest" or a "disqualified person", unless those notes are acquired under an exemption for transactions effected on behalf of that Plan by a "qualified professional asset manager" or an "in-house asset manager", for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption. The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be "plan assets" under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the offered notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the offered notes will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a "fiduciary" (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person's acquisition, disposition or holding of the offered notes, or any exercise related thereto or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the offered notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the offered notes and the transactions contemplated with respect to the offered notes.

   If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the offered notes, you should consult your legal counsel.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

      The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell the offered notes at the original issue price. In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $5,300. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the accompanying prospectus.

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  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                             ----------------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                 Page
                                                 ----
Summary Information............................   S-2
Additional Risk Factors Specific to Your
  Note.........................................   S-8
Specific Terms of Your Note....................  S-15
Hypothetical Returns on Your Note..............  S-21
Use of Proceeds and Hedging....................  S-24
The Index......................................  S-25
Supplemental Discussion of Federal Income Tax
  Consequences.................................  S-28
Employee Retirement Income Security Act........  S-30
Supplemental Plan of Distribution..............  S-31
    Prospectus Supplement dated February 6, 2004
Use of Proceeds................................   S-2
Description of Notes We May Offer..............   S-3
United States Taxation.........................  S-20
Employee Retirement Income Security Act........  S-20
Supplemental Plan of Distribution..............  S-20
Validity of the Notes..........................  S-22
                     Prospectus
Available Information..........................     2
Prospectus Summary.............................     4
Ratio of Earnings to Fixed Charges.............     8
Use of Proceeds................................     8
Description of Debt Securities We May Offer....     9
Description of Warrants We May Offer...........    31
Description of Purchase Contracts We May
  Offer........................................    48
Description of Units We May Offer..............    53
Description of Preferred Stock We May Offer....    58
The Issuer Trusts..............................    66
Description of Capital Securities and Related
  Instruments..................................    69
Description of Capital Stock of The Goldman
  Sachs Group, Inc. ...........................    93
Legal Ownership and Book-Entry Issuance........    98
Considerations Relating to Securities Issued in
  Bearer Form..................................   104
Considerations Relating to Indexed
  Securities...................................   109
Considerations Relating to Securities
  Denominated or Payable in or Linked to a Non-
  U.S. Dollar Currency.........................   112
Considerations Relating to Capital
  Securities...................................   115
United States Taxation.........................   118
Plan of Distribution...........................   141
Employee Retirement Income Security Act........   144
Validity of the Securities.....................   144
Experts........................................   144
Cautionary Statement Pursuant to the Private
  Securities Litigation Reform Act of 1995.....   145

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                                   $2,500,000

                               THE GOLDMAN SACHS
                                  GROUP, INC.

                               Index-Linked Notes
                             due December 11, 2009
                         (Linked to the TOPIX(R) Index)
                             ----------------------

                              [GOLDMAN SACHS LOGO]

                             ----------------------

                              GOLDMAN, SACHS & CO.
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